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                                                                     EXHIBIT 4.2
                                                                     -----------
                              PECO Energy Company
                           Deferred Compensation and
                       Supplemental Pension Benefit Plan
                      (Effective Date: November 1, 1981)
                 (As Amended and Restated [__________], 2000)


     PECO Energy Company ("PECO" or the "Company") originally established the PECO Energy Company Deferred Compensation and Supplemental Pension Benefit Plan (the "Deferred Compensation Plan" or the "Plan"). The outstanding shares of PECO were subsequently exchanged with shares of Exelon Corporation ("Exelon") causing Exelon to become PECO's parent (the "Share Exchange"). Immediately thereafter, Unicom Corporation merged with and into Exelon (the "Merger"). In connection with the Share Exchange and Merger, Exelon assumed sponsorship of the Plan.

     The purposes of this plan are to permit the total pension of executive employees of PECO and its Subsidiaries (as defined in Section 2) to be determined on a basis that is no less favorable than for all other employees of PECO, to consolidate prior deferred compensation agreements with certain of PECO's executive employees into one document, to offset the impact of deferrals under the PECO Management Incentive Compensation Plan on the pensions of participating employees, and to provide uniform rules and regulations of plan administration.

          1.  Administration. This Deferred Compensation Plan shall be
              --------------
administered by the Compensation Committee (the "Committee") of the Board of Directors of PECO (the "Board"). The Committee shall interpret the Deferred Compensation Plan; make factual determinations; establish such rules and regulations of plan administration that it deems

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appropriate; and appoint an administrator to assist the Committee in its responsibilities. The Committee's decisions with respect to the construction, administration and interpretation of the Plan shall be conclusive and binding, unless otherwise determined by the Board. The cost of the plan administration shall be paid by PECO, and shall not be charged against the deferred accounts of Plan participants.

          2.  Eligibility. Eligibility under the Deferred Compensation Plan is
              -----------
restricted to key management employees of PECO whose eligibility is determined by the Committee. Notwithstanding the foregoing, (i) a key management employee of a Subsidiary who is designated by the Committee shall also be eligible to make deferrals under Sections 3 through 8, and (ii) any employee of PECO or a Subsidiary who contributes an amount to the Deferred Compensation Plan through PECO's Management Incentive Compensation Plan shall be automatically eligible to participate in the Deferred Compensation Plan to the extent of such contribution. "Subsidiary" shall mean a corporation in which PECO owns, directly or indirectly, at least 50% of the of the combined voting power of all classes of stock entitled to vote.

          3.  Deferrals.
              ---------

              (a) Subject to such rules and procedures as the Committee deems appropriate, each eligible employee may elect in writing (i) effective November 1, 1981 (the "Effective Date"), to receive a portion of his or her future cash compensation as deferred compensation, provided each such election is made prior to the period with respect to which the compensation is earned or otherwise payable, (ii) effective June 1, 1988 to receive all or a portion of his or her future awards under the PECO Management Incentive Compensation Plan as deferred compensation, provided each such election is made prior to the end of the calendar

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year with respect to which the award is calculated, (iii) effective November 25,
1996 to receive all or a portion (in increments of 1%) of the lump sum payment pursuant to Paragraph 9(b)(1), below, as deferred compensation, provided such election is made prior to the calendar year in which such lump sum is scheduled to be paid and at least ninety (90) days prior to the date such lump sum is scheduled to be paid, and (iv) effective January 1, 2000 to receive as deferred compensation all or a portion of his or her future cash awards under any short term or long term incentive compensation plan sponsored or maintained by PECO or a Subsidiary, provided that each such election is made prior to the end of the last calendar year with respect to which the award is calculated.
Notwithstanding the proviso to (iii) of the preceding sentence, a participant who retires from employment with PECO during 1998 under the 1998 Workforce Reduction Program may, prior to separation from service with PECO, make a one-time irrevocable election in writing to receive as deferred compensation all or a portion (in increments of 1%) of the lump sum payment pursuant to Paragraph 9(b)(1) below.

          Deferred amounts shall be credited to a deferral account in the participant's name ("Deferral Account") for later distribution. Each participant's Deferral Account shall be a bookkeeping entry only, and Exelon shall not be required to fund the Deferral Account. Any assets that may be held by Exelon to fund a Deferral Account shall at all times remain unrestricted assets of Exelon in its corporate capacity and not as fiduciary, and shall be subject to the claims of Exelon's general creditors. Pending distribution, after the Effective Date each participant's Deferral Account shall be credited with earnings or interest as provide in Paragraph 3(b).

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          (b)  (1)  For purposes of measuring the earnings or losses credited to his Deferral Account, the participant may select, from among the investment vehicles available from time to time under the PECO Energy Company Employee Savings Plan (the "Savings Plan"), the investment media in which all or part of his Deferral Account shall be deemed to be invested.

               (2) The participant shall make an investment designation in the form and manner prescribed by the Committee or its designee, which shall remain effective until another valid designation has been made by the participant as herein provided. The participant may amend his investment designation at such times and in such manner as prescribed by the Committee or its designee. A timely change to the participant's investment designation shall become effective as soon as administratively practicable.

               (3) The investment media deemed to be made available to the participant, and any limitation on the maximum or minimum percentages of the participant's Deferral Account that may be deemed to be invested in any particular medium, shall be the same as available or in effect from time-to-time under the Savings Plan.

               (4) Except as provided below, the participant's Deferral Account shall be deemed to be invested in accordance with his investment designations, and the Deferral Account shall be credited with earnings (or losses) as if invested as directed by the participant. If -

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                         (i)  the participant does not furnish complete
          investment instructions, or

                         (ii) the investment instructions from the participant are unclear,

     then the Deferral Account shall be credited with interest compounded and adjusted monthly, at a rate equal to the prime commercial lending rate of The Chase Manhattan Bank, N.A. in effect at the opening of business on the 15th day of each month (or if such day is a non-business day, on the first business day thereafter) plus 1/2 of 1%. The Deferral Accounts maintained pursuant to this Plan are for bookkeeping purposes only and Exelon is under no obligation to invest such amounts.

          PECO shall provide a statement to the participant not less frequently than annually showing such information as is appropriate, including the aggregate amount in his Deferral Account, as of a reasonably current date.

          4.  Prior Deferrals. The status of prior deferrals under individual
              ---------------
contracts of deferred compensation shall be determined under the respective individual contracts until the Effective Date. After the Effective Date, in consideration of the supplemental pension benefit under Paragraph 9 below, the participant shall surrender any and all rights in amounts previously credited for additional pension benefits under individual contracts and the accumulated interest thereon (excluding amounts allocable for preretirement contingent annuitant option coverage). The balance of the employee's deferred compensation (including amounts allocable for preretirement contingent annuitant option coverage with interest thereon) shall be credited to his

                                      -5-
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or her Deferral Account. Those employees with prior deferrals who have retired or otherwise separated from service prior to the Effective Date shall not participate in the Deferred Compensation Plan, and their rights shall be determined under the respective individual contracts.

          5.  Distributions. If the participant's employment with PECO or a
              -------------
Subsidiary is terminated for retirement, the amount standing to a participant's Deferral Account shall be distributed to the participant commencing after the participant's separation from service when the participant's accrued benefit begins to be paid under PECO's Service Annuity Plan. Distributions shall be paid monthly over 15 consecutive twelve-month periods.

          Each payment shall be determined by multiplying the balance remaining to the credit of the Deferral Account at the beginning of such twelve-month period (including earnings or interest credited under Paragraph 3(b)) by a fraction, the numerator of which is "1" and the denominator of which is the number of twelve-month periods (including the current period) for which payments are yet to be made. If application of the foregoing would result in a payment for any twelve-month period of less than $12,000 the amount payable for such period shall be at the rate of $12,000 per twelve-month period, until the Deferral Account is exhausted. Any unpaid balance in the Deferral Account shall be credited with earnings or interest as provided in Paragraph 3(b). If the participant is ineligible to receive benefits under the Service Annuity Plan, benefits will begin to be paid on or about the first business day of the month following the later of the month the participant reaches age 65 or actually retires.

          In any calendar year prior to the calendar year in which payments are scheduled to begin and at least ninety (90) days prior to the date such payments are scheduled to begin, a

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participant may elect to receive the amounts payable hereunder in such other manner as is acceptable to the Committee, provided that no such election shall accelerate the commencement of benefits, and provided further that any such election to receive periodic installments determined by application of a formula based, in part, on investment return assumptions may subsequently be amended irrevocably to provide for installments thereafter in an amount equal to the lesser of (i) the initial periodic installment received by the participant or
(ii) the most recent periodic installment received by the participant. Notwithstanding the foregoing, however, a participant who retires from employment with PECO under any early retirement incentive arrangement or non-recurring reduction in force (including, but not limited to, the 1990 Special Retirement and Service Completion Plan, the 1993 Nuclear Voluntary Retirement Plan, the 1993 Nuclear Voluntary Separation Plan, the 1993 Nuclear Involuntary Separation Plan, the 1994 Voluntary Retirement Incentive Plan ("1994 VRIP") the 1994 Voluntary Separation Incentive Plan ("1994 VSIP"), and the 1998 Workforce Reduction Program) may, prior to separation from service with PECO, make a one-time irrevocable election to receive a lump sum distribution of his or her account (or, in the case of a retirement under the 1994 VRIP or VSIP, a distribution paid over a period of three (3) years or in such other manner as may be acceptable to the Committee) in accordance with the terms of such arrangement or reduction in force and, if such election is approved by PECO, receive such a distribution upon his or her retirement.

          If at any time a participant's employment with PECO and all Subsidiaries is terminated (other than for retirement), or the participant's employer ceases to be a Subsidiary, unless otherwise directed by the Committee, he or she shall receive his or her account balance (with accrued earnings or interest) in a lump sum upon termination of employment with PECO

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and all Subsidiaries, or cessation of his or her employer's Subsidiary status, determined as of the date of separation from service or cessation of Subsidiary status.

          Notwithstanding the foregoing, a participant whose employment with PECO and all Subsidiaries was terminated for retirement and who is receiving installment payments of his or her Deferral Account ("a retired participant"), or the beneficiary of a deceased retired participant, may elect to receive 90% of the balance of his or her Deferral Account in a lump sum. The remaining 10% of the balance of his or her Deferral Account shall be forfeited.

          6.  Death Benefits.  Each participant shall designate a beneficiary or
              --------------
beneficiaries to receive any payments provided under Paragraphs 3 or 4 after the participant's death. The beneficiaries, and any priority or allocation between them, shall be designated in the manner specified by the Committee. If a participant dies before the entire balance in his or her Deferral Account has been paid out, the remaining balance shall be paid in the same form and number of installments as would have been the case had the participant lived (and terminated his or her employment on the date of his or her death, if he or she died while in the employment of PECO or a Subsidiary). If the participant is not survived by a designated beneficiary, the participant's beneficiary shall be the participant's spouse, if living, or otherwise, the participant's estate. If a beneficiary survives the participant but dies before the entire balance payable to him or her has been distributed, any remaining balance shall be paid to the beneficiary's estate. In the absence of contrary proof, the participant shall be deemed to have survived any designated beneficiary. A participant may change his or her beneficiary designation under this Paragraph at any time until his or her death by filing a written beneficiary designation with PECO, in the manner specified by the Committee.

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          7.  Financial Hardship. The Committee may, in its discretion, direct
              ------------------
that a be paid an amount in cash (not in excess of the balance of his or her Deferral Account) sufficient to meet a financial hardship. Financial hardship shall mean (a) medical care for the participant, a member of his or her family, or any other person for whom the participant wishes or is legally required to provide such care; (b) education costs for a participant, spouse or child; (c) acquiring, constructing or renovating the participant's principal residence; or
(d) other similar substantial and nonrecurring expenses for the welfare of the participant and his or her dependents, as the Committee shall determine in its sole discretion. To preserve the tax benefits of the deferral program, the Committee may require evidence of financial hardship.

          8.  No Assignment or Alienation of Benefits. Except as hereinafter
              ---------------------------------------
provided with respect to marital disputes, a participant's Deferral Account may not be voluntarily or involuntarily assigned or alienated. In cases of marital dispute, PECO will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a participant agrees to hold PECO harmless from any claim that arises out of PECO's obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

          9.  Supplemental Pension Benefit.
              ----------------------------

              (a) PECO will supplement a participant's monthly pension or preretirement death benefit payable under the Service Annuity Plan by the amount which is the difference, if any, between such pension or preretirement death benefit and the monthly pension or preretirement death benefit which would have been payable under the Service Annuity Plan as if: (i) the provisions of that Plan were administered without regard to the maximum benefit

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limitations or the maximum compensation limitations imposed under the Internal
Revenue Code of 1986, as amended; (ii) for purposes of calculating the participant's benefit under Section 3.1(a) (the "2% accrued" formula), the participant's salary includes in the year payable (whether or not deferred) the amount of any award under PECO's Management Incentive Compensation Plan or the prior Incentive Compensation Plan; (iii) for purposes of calculating the participant's benefit under Section 3.1(b) (the "minimum" formula), the participant's annual base salary includes the amount of any award under PECO's Management Incentive Compensation Plan, whether paid currently or deferred, and in either case imputed ratably over the months worked by the participant in the year earned; and (iv) for purposes of both benefit formulas under the Service Annuity Plan, the participant's salary had not been reduced (whether before or after the Effective Date) in connection with a deferral of cash compensation. In addition, for any participant whose compensation is established by the Board, such supplemental benefit will also reflect the following adjustment: for purposes of calculating the participant's benefit under Section 3.1(b) (the "minimum" formula), the participant's annual base salary shall include the amount of any award under PECO's prior Incentive Compensation Plan, whether paid currently or deferred, and in either case imputed ratably over the months worked by the participant in the year earned. Except as otherwise determined by the Committee, or as otherwise elected by the participant under this Paragraph, supplemental pension and death benefits will be in the same form and paid to the employee (or on his or her behalf, to his or her beneficiaries) in the same manner as payment of retirement and death benefits under the Service Annuity Plan. This supplement shall also reflect to the appropriate extent any post-retirement benefit increases with respect to benefits under the Service Annuity Plan.

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          (b)  (1)  In any calendar year before the year of retirement but in no event less than ninety days prior to retirement, a participant, while employed by PECO, may elect to receive the present value of all or a portion (in increments of 25%) of the supplemental retirement benefit payable to the participant under Paragraph 9(a) in a lump sum at retirement; provided, however, that no such election shall accelerate the commencement of benefits. Notwithstanding the foregoing, however, a participant who retires from employment with PECO under any early retirement incentive arrangement or non-recurring reduction in force (including, but not limited to, the 1990 Special Retirement and Service Completion Plan, the 1993 Nuclear Voluntary Retirement Incentive Plan, the 1993 Nuclear Voluntary Separation Plan, the 1993 Nuclear Involuntary Separation Plan, the 1994 Voluntary Retirement Incentive Plan, the 1994 Voluntary Separation Incentive Plan, and the 1998 Workforce Reduction Program) may, prior to separation from service with PECO, make a one-time irrevocable election to receive a lump sum distribution of the present value of all or a portion of the supplemental retirement benefit payable to the participant under Paragraph 9(a) in accordance with the terms of such arrangement or reduction in force and, if such election is approved by PECO, receive such a distribution upon his or her retirement.

               (2) The present value of amounts payable in a lump sum pursuant to this Paragraph 9(b) will be actuarially determined by discounting the expected stream of annuity payments (based upon the life expectancy of the participant and, if applicable, the life expectancy of the participant's beneficiary as provided under the Contingent Annuity Option of the PECO Service Annuity Plan, determined as of the date of payment under the mortality table used in the most recent actuarial analysis of the

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PECO Service Annuity Plan) at a rate equivalent to the Pension Benefit Guaranty
Corporation (PBGC) Immediate Annuity Rate in effect on January 1 of the year of retirement; provided, however, that a lump sum payable pursuant to a lump sum election made prior to June 1, 1993 (even if such election was later modified to apply to a lesser portion of the amount payable) shall be valued using the PBGC Immediate Annuity Rate in effect during the month in which the election is made, if the use of such rate would result in a larger lump sum payment. Such calculation shall reflect the Contingent Annuity Option benefit under the PECO Service Annuity Plan if the participant otherwise satisfies the conditions for that benefit, but shall not reflect any possible post-retirement benefit increases; provided, however, that, if the participant's Contingent Annuity Option election under the PECO Service Annuity Plan is not irrevocable at the time the lump sum payment is made hereunder, the participant will receive an initial lump sum payment reflecting the Contingent Annuity Option resulting in the smallest lump sum payment from the Deferred Compensation Plan and, at age 65 (or at the participant's death, if earlier), a payment will be made to the participant (or his or her beneficiary) equal to the balance due the participant (which shall be the present value of the difference between the value of the total pension payable to the participant or beneficiary at such time over the sum of the value of benefits payable to the participant or beneficiary under the Service Annuity Plan and the lump sum previously paid, taking into account the Contingent Annuity Option then in effect, the Contingent Annuity Option in effect between retirement and age 65, and increases in benefit payable under the Service Annuity Plan due to adjustment of Internal Revenue Code limitations, and reflecting the interest rate used to calculate the prior lump sum). The specific calculation methodology

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and manner of payment, which will be made in a manner acceptable to the
Committee, will be applied in a uniform, non-discriminatory fashion. An election made pursuant to Paragraph 9(b)(1), once made, shall be irrevocable; provided, however, that a participant who made an election prior to June 1, 1993 to receive the entire supplemental retirement benefit payable to the participant hereunder in a lump sum may, while employed by PECO, make one subsequent election on or after June 1, 1993 to receive less than the full benefit in a lump sum, subject to the timing limitations described in Paragraph 9(b)(1).

              (c) (1) A participant may elect to have supplemental death benefits under Paragraph 9(a) paid to such beneficiary or beneficiaries as the participant may designate in writing, in the manner specified by the Committee. A change in beneficiary designation may be made at any time until the participant's death, notwithstanding that the form and amount of the benefit may be fixed upon the participant's termination of employment with PECO or other inter vivos determining event. In the absence of a written beneficiary designation, death benefits will be paid to the beneficiary or beneficiaries entitled to the participant's survivor and death benefits under the Service Annuity Plan.

                   (2) Should a participant who has made a lump sum election as described in Paragraph 9(b)(1) prior to June 1, 1993 die between the time such election is made and the date payments are scheduled to begin, the present value of supplemental death benefits payable to the participant's beneficiary under Paragraph 9(a) shall be paid in a lump sum to the participant's beneficiary as soon as administratively practicable following the participant's death; provided, however, that the participant has not made a

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contrary election pursuant to the following sentence. In accordance with procedures prescribed by the Committee, a participant (including a participant described in the preceding sentence), while employed by PECO, may elect, or revoke or change a prior election, to have the present value of all or a portion of the supplemental death benefits payable to the participant's beneficiary under Paragraph 9(a) paid to the beneficiary in a lump sum as soon as administratively practicable following the participant's death; provided, however, that such election, or revocation or change, will not be effective unless made in any calendar year prior to the year in which the participant dies and at least ninety (90) days prior to the date of such participant's death.

               (3) The present value of amounts payable in a lump sum pursuant to Paragraph 9(c)(2) will be actuarially determined by discounting the expected stream of annuity payments (based upon the beneficiary's life expectancy determined as of the date of payment under the mortality table used in the most recent actuarial analysis of the PECO Service Annuity Plan) at a rate equivalent to the Pension Benefit Guaranty Corporation (PBGC) Immediate Annuity Rate in effect on January 1 of the year of the participant's death; provided, however, that a lump sum payable to the beneficiary of a participant who made a lump sum election under this Paragraph 9 prior to June 1, 1993 (even if such election was later modified, or revoked and reinstated, with respect to the participant's beneficiary) shall be valued using the PBGC Immediate Annuity Rate in effect during the month such election was made, if the use of such rate would result in a larger lump sum payment.

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          10.  Participation in Management Group Deferred Compensation Plan.  A
               ------------------------------------------------------------
participant in PECO's Management Group Deferred Compensation Plan who becomes eligible to participate in the Deferred Compensation Plan shall cease to participate in the Management Group Deferred Compensation Plan, and all benefits payable to the participant with respect to either plan shall be provided under the Deferred Compensation Plan. The participant shall be credited with a Deferral Account under the Deferred Compensation Plan equal to the value of his or her Deferral Account under the Management Group Deferred Compensation Plan, and the participant's supplemental pension benefit (if any) shall be determined as though the employee had participated in the Deferred Compensation Plan during the period he or she was a participant in the Management Group Deferred Compensation Plan. The Committee shall establish such rules and regulations with respect to transferred participants as it deems appropriate to assure that any participant is not disadvantaged by the transfer.

          11.  Amendment or Discontinuance.  The Deferred Compensation Plan may
               ---------------------------
be altered, amended, suspended, or terminated at any time by the Board prior to the date of Merger. Effective as of the date of Merger, the Compensation Committee of Exelon shall have the exclusive authority to alter, amend, suspend, or terminate the Plan at any time. Provided that no such alteration, amendment, suspension, or termination shall result in the distribution of amounts credited to the Deferral Accounts of all participants in any manner than is otherwise provided in this Plan, nor shall such action reduce the availability of amounts previously deferred. The rules relating to distribution may be generally altered or specifically waived by the Administrator in his sole discretion, but no such action shall reduce the availability of amounts previously deferred unless it is necessary to do so to preserve the tax deferral on amounts deferred.

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          12.  No Right to Continued Employment. The Deferred Compensation Plan
               --------------------------------
shall not confer upon any person any right to be continued in the employment of PECO.

          13.  Governing Law. The Deferred Compensation Plan shall be governed
               -------------
by the law of the Commonwealth of Pennsylvania.

                                      -16-
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                                  APPENDIX A

          WHEREAS, Edward G. Bauer, Jr. (Bauer) and William F. Thompson (Thompson) were each awarded supplemental pension credits by Board resolution to reflect prior service;

          WHEREAS, the Company has been advised that such supplemental pension benefits cannot be paid under the Service Annuity Plan, but may be paid under the Company's Deferred Compensation and Supplemental Pension Benefit Plan.

          NOW, THEREFORE, be it resolved that the Company shall supplement the monthly pension or preretirement death benefit payable under the Service Annuity Plan to Bauer and Thompson or their beneficiaries as follows. The amount of the supplement payable to each shall be the difference, if any, between such pension or preretirement death benefit and the monthly pension or preretirement death benefit which would have been payable to him under the Service Annuity Plan if, in the case of Bauer seven additional years, and in the case of Thompson, six additional years, of past service credits had been credited thereunder and were used to calculate his benefits. This supplement shall be paid under the Company's Deferred Compensation and Supplemental Pension Benefit Plan (the "Deferred Compensation Plan"), and shall also reflect to the appropriate extent any post-retirement benefit increases granted with respect to benefits under the Service Annuity Plan. Supplemental pension and death benefits will be paid in the same form to Bauer and Thompson (or on their behalf, to their beneficiaries) in the same manner as payment of retirement and death benefits under the Service Annuity Plan, except the Committee which administers the Deferred Compensation Plan may, in its sole discretion, accelerate the payment of benefits to a beneficiary.

                                  APPENDIX C

          WHEREAS, the Company has committed to grant Corbin A. McNeill, Jr. supplemental service credit for purposes of determining his pension amount as part of the consideration for his accepting employment with the Company, and

          WHEREAS, the Company desires that the benefit resulting from such service credit be paid under the Company's Deferred Compensation and Supplemental Pension Benefit Plan (the "Deferred Compensation Plan").

          NOW, THEREFORE, be it resolved, that the Deferred Compensation Plan is hereby amended with respect to Mr. McNeill to provide the following:

          1. If Mr. McNeill's employment with the Company terminates after he has nonforfeitable rights to a pension payable under the Service Annuity Plan, the Company will supplement Mr. McNeill's pension or, in the case of a pre-retirement death benefit, Mr. McNeill's beneficiary's pension, by the additional amount which would be payable under the Service Annuity Plan if Mr. McNeill's service for purposes of calculating benefits is increased by twenty additional years.

          2. Payments authorized under this Resolution shall be in the form and manner provided under Paragraph 9 of the Deferred Compensation Plan, including any post-retirement benefit increases and settlement options otherwise applicable to payments thereunder.

          3. In all other respects, the Deferred Compensation Plan shall remain in full force and effect as to Mr. McNeill.

                                      C-1
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                                  APPENDIX D

          WHEREAS, the Company is committed to grant Joseph A. Carter and James
W. Durham supplemental service credit for purposes of determining each of their pension amount as part of the consideration for each of their accepting employment with the Company, and

          WHEREAS, the Company desires that the benefits resulting from such service credit be paid under the Company's Deferred Compensation and Supplemental Pension Benefit Plan (the "Deferred Compensation Plan").

          NOW, THEREFORE, be it resolved, that the Deferred Compensation Plan is hereby amended with respect to Mr. Carter and Mr. Durham to provide the following:

          1. If the employment of Mr. Carter or Mr. Durham with the Company terminates after he has nonforfeitable rights to a pension payable under the Service Annuity Plan, the Company will supplement the individual's pension or, in the case of the pre-retirement death benefit, the individual's beneficiary pension, by the additional amount which would be payable under the Service Annuity Plan if the individual's service for purposes of calculating benefits were supplemented by an additional year of service for each completed year of service, to a maximum of 10 additional years of service.

          2. Payments authorized under this resolution shall be in the form and manner provided under Paragraph 9 of the Deferred Compensation Plan, including any post-retirement benefit increases and settlement options otherwise applicable to payments thereunder.

          3. In all other respects, the Deferred Compensation Plan shall remain in full force and effect as to Mr. Carter and Mr. Durham.

                                  APPENDIX E

          WHEREAS, the Company is committed to grant William J. Kaschub and Gwendolyn S. King supplemental service credit for purposes of determining each of their pension amounts as part of the consideration for each of their accepting employment with the Company, and

          WHEREAS, the Company desires that the benefits resulting from such service credit be paid under the Company's Deferred Compensation and Supplemental Pension Benefit Plan (the "Deferred Compensation Plan").

          NOW, THEREFORE, be it resolved, that the Deferred Compensation Plan is hereby amended with respect to Mr. Kaschub and Ms. King to provide the following:

          1. If the employment of Mr. Kaschub or Ms. King with the Company terminates after the individual has nonforfeitable rights to a pension payable under the Service Annuity Plan, the Company will supplement the individual's pension or, in the case of the pre-retirement death benefit, the pension of the individual's beneficiary, by the additional amount which would be payable under the Service Annuity Plan if the individual's service for purposes of calculating benefits were supplemented by an additional year of service for each completed year of service, to a maximum of 10 additional years of service.

          2. Payments authorized under this resolution shall be in the form and manner provided under Paragraph 9 of the Deferred Compensation Plan, including any post-retirement benefit increases and settlement options otherwise applicable to payments thereunder.

          3. In all other respects, the Deferred Compensation Plan shall remain in full force and effect as to Mr. Kaschub and Ms. King.

                                  APPENDIX F

          WHEREAS, the Company has committed to grant William L. Bardeen supplemental service credit for purposes of determining his pension amount as part of the consideration for his accepting employment with the Company, and

          WHEREAS, the Company desires that the benefit resulting from such service credit be paid under the Company's Deferred Compensation and Supplemental Pension Benefit Plan (the "Deferred Compensation Plan").

          NOW, THEREFORE, be it resolved, that the Deferred Compensation Plan is hereby amended with respect to Mr. Bardeen to provide the following:

          1. If Mr. Bardeen's employment with the Company terminates after he has nonforfeitable rights to a pension payable under the Service Annuity Plan, the Company will supplement Mr. Bardeen's pension or, in the case of a pre-retirement death benefit, the pension of Mr. Bardeen's beneficiary, by the additional amount which would be payable under the Service Annuity Plan if Mr. Bardeen's service for purposes of calculating benefits is increased by twenty additional years.

          2. Payments authorized under this Resolution shall be in the form and manner provided under Paragraph 9 of the Deferred Compensation Plan, including any post-retirement benefit increases and settlement options otherwise applicable to payments thereunder.

          3. In all other respects, the Deferred Compensation Plan shall remain in full force and effect as to Mr. Bardeen.

                                      F-1